                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement                          |_|      Confidential, For Use of the
|X|      Definitive Proxy Statement                                    Commission Only (as permitted by
|_|      Definitive Additional Materials                               Rule 14a-6(e)(2))
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            STERLING VISION, INC.
               (Name of Registrant as Specified in its Charter)

         --------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

              Payment of Filing Fee (Check the appropriate box):

   |X|   No fee required.

   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         |_|      Fee paid previously with preliminary materials:

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                            STERLING VISION, INC.
                           1500 Hempstead Turnpike
                            East Meadow, NY  11554

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held June 20, 1997

     The Annual Meeting of Shareholders of Sterling Vision, Inc. ("Sterling" or the "Company") will be held at 1500 Hempstead Turnpike, East Meadow, New York 11554, on Friday, the 20th day of June, 1997, at 9:00 a.m. (local time), for the following purposes:

         (1) to elect three Class 2 Directors to the Company's Board of Directors to hold office until the 1999 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;

         (2) to consider and act upon a proposal to approve Amendment No. 2 to the Company's 1995 Stock Incentive Plan (the "Plan") to increase the number of shares reserved for issuance thereunder;

         (3) to consider and act upon a proposal to approve Amendment No. 3 to the Plan to delete the provision restricting any member of the Cohen family from receiving options thereunder, as well as to require the approval of the Independent Committee of any grant of options thereunder to any member of the Cohen family;

         (4) to ratify the action taken by the Board of Directors on November 19, 1996, in granting to each of Drs. Robert, Alan and Edward Cohen options to purchase 66,667 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as additional consideration for each of said person's making a loan to the Company, in the amount of $666,666.67;

         (5) to ratify the action taken by the Board of Directors on November 19, 1996, in granting to Jay Fabrikant, a Director of the Company, options to purchase 200,000 shares of the Company's Common Stock in consideration of his assisting the Company in the development and expansion of its third party, managed care programs;

         (6) to ratify the action taken by the Board of Directors on April 8, 1997 in granting to Meadows Management, LLC ("Meadows"), a limited liability company owned by Drs. Robert Cohen and Alan Cohen, options to purchase 300,000 shares of the Company's Common Stock, as additional consideration for Meadows providing consulting services to the Company;

         (7) to ratify the selection of Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the

                  1997 fiscal year; and

         (8) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 25, 1997 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

         ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                       By Order of the Board of Directors

                                       By: /s/ Joseph Silver
                                       ---------------------

                                       JOSEPH SILVER,
                                       Secretary

May 1, 1997

                            STERLING VISION, INC.

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                           To be held June 20, 1997

                                 INTRODUCTION

         This Proxy Statement is being furnished to shareholders of record of Sterling Vision, Inc. ("Sterling" or the "Company") as of April 25, 1997, in connection with the solicitation, by the Board of Directors of Sterling, of proxies for the 1997 Annual Meeting of Shareholders to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 on Friday, June 20, 1997 at 9:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing of this Proxy Statement, enclosed form of Proxy and the Company's Annual Report to Shareholders is May 1, 1997.

                     OUTSTANDING STOCK AND VOTING RIGHTS

         The Board of Directors has fixed the close of business on April 25, 1997 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company on that date will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 12,693,282 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

         The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Meeting is required for the election of Directors. For all matters to be considered at the Annual Meeting, generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The Directors and officers as a group have indicated their intention to vote "FOR" the election to the Board of Directors of the individuals named as nominees herein, and "FOR" each of the other items to be considered at the Annual Meeting.

         If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board of Directors of the Company did not know, within a reasonable time prior to this solicitation, would be presented at the Meeting.

                       SECURITY OWNERSHIP OF MANAGEMENT
                        AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of April 25, 1997, regarding the beneficial ownership of the Company's Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock; (ii) each Director of the Company; (iii) each Named Executive Officer (as hereinafter defined) of the Company; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of Dr. L'Esperance, Jr. is 1 East 71st Street, New York, New York 10021. The address of Jay Fabrikant is 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. The address of Joel Gold is 3 New York Plaza, New York, New York 10004. The address of all persons listed below other than Dr. L'Esperance, Jr., Mr. Fabrikant and Mr. Gold is 1500 Hempstead Turnpike, East Meadow, New York 11554.

                                                                                 Beneficial
                        Name                                                     Ownership          Percent of Class
                        ----                                                     ----------         ----------------
Dr. Robert Cohen.....................................                          1,018,657(1)(2)          8.0%

Dr. Alan Cohen.......................................                          1,348,657(1)(2)(3)      10.6%

Dr. Edward Cohen.....................................                            371,295(1)             2.9%

Stefanie Cohen Rubin.................................                            766,076                6.0%

Allyson Cohen........................................                            766,076                6.0%

Jeffrey Cohen........................................                            766,076                6.0%

Meryl Cohen a/c/f Gabrielle Cohen....................                          1,149,114                9.1%

Meryl Cohen a/c/f Jaclyn Cohen.......................                          1,149,114                9.1%

Meryl Cohen..........................................                          2,298,228(4)            18.1%

Joel Gold............................................                             16,500(5)              *

Robert Greenberg.....................................                             97,085(6)              *

Joseph Silver........................................                             96,785(7)              *

Jerry Darnell........................................                             96,785(8)              *


Sebastian Giordano..................................                              48,391(9)              *

Kevin Cambra.........................................                             48,391(10)             *

Dr. Francis L'Esperance, Jr..........................                            122,000(11)            1.0%

Al Akbar.............................................                              8,333(12)             *

Jay Fabrikant........................................                            200,000(13)            1.6%

Lancer Group.........................................                            943,746(14)            7.4%

All Directors and executive
officers as a group (13
persons)..............................................                         3,473,878(15)           25.0%

-------------------------
* less than 1%

                                         - 2 -






(1) This number includes options to purchase 66,667 shares of Common Stock, subject to the approval of the grant thereof at the Annual Meeting.

(2) This number includes fifty (50%) percent of the options granted to Meadows Management, LLC, a limited liability company owned by Drs.
         Robert and Alan Cohen, to purchase an aggregate of 300,000 shares of Common Stock subject to the approval of the grant thereof at the Annual
         Meeting.

(3) This number excludes 2,298,228 shares of Common Stock beneficially owned by Meryl Cohen, the wife of Dr. Alan Cohen, as custodian for their children, Gabrielle and Jaclyn Cohen, of which shares Dr. Cohen disclaims beneficial ownership.

(4) Meryl Cohen is deemed to be the beneficial owner of the shares held by her as custodian for her children, Gabrielle and Jaclyn Cohen.

(5) This number represents 1,500 shares of Common Stock owned by Mr. Gol d's minor children and includes warrants to purchase 15,000 shares of Common Stock at $9.00 per share. Such warrants were part of 220,000 warrants granted to the underwriters of the Company in connection with the Company's initial public offering (consummated in December, 1995) and were transferred to Mr. Gold on March 27, 1996. Such warrants are exercisable at any time prior to December 26, 2000. At the time the warrants were transferred to Mr. Gold, Mr. Gold was a Managing Director of Fechtor, Detwiler & Co., Inc., which acted as an underwriter in connection with the Company's initial public offering.

(6)      This number represents 300 shares of Common Stock owned by Mr.
         Greenberg's minor children and the right to acquire 96,785 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(7)      This number represents the right to acquire 96,785 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(8)      This number represents the right to acquire 96,785 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(9)      This number represents the right to acquire 48,391 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(10)     This number represents the right to acquire 48,391 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(11)     This number includes the right to acquire 110,000 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(12)     This number represents the right to acquire 8,333 shares of Common
         Stock upon the exercise of presently exercisable, outstanding options.

(13)     This number represents options to purchase 200,000 shares of Common
         Stock, subject to the approval of the grant thereof at the Annual
         Meeting.

                                        - 3 -





(14)     This number includes and/or represents: (i) 390,500 shares of Common
         Stock owned by Lancer Partners, L.P.; (ii) 299,400 shares of Common
         Stock owned by Lancer Offshore, Inc.; (iii) the right of Lancer
         Partners, Inc. to acquire 104,923 shares of Common Stock upon conversion of the Company's Convertible Debentures, due August 25,
         1998 (the "Debentures"), assuming a conversion price of $6.50 per share of Common Stock, and warrants to acquire an additional 68,200
         shares of Common Stock; (iv)       the right of Lancer Offshore, Inc.
         to acquire 14,000 shares of Common Stock upon conversion of the
         Debentures, assuming the above conversion price, and warrants to acquire an additional 9,100 shares of Common Stock; (v) the right of
         Lancer Voyager Fund to acquire 10,000 shares of Common Stock upon conversion of the Debentures, assuming the above conversion price, and warrants to purchase an additional 6,500 shares of Common Stock; (vi)
         the right of Lancer Polaris to acquire 10,000 shares of Common Stock upon conversion of the Debentures, assuming the above conversion price, and warrants to purchase an additional 6,500 shares; and (vii)
         the right of Michael Lauer to acquire 14,923 shares of Common Stock upon conversion of the Debentures, assuming the above conversion price, and warrants to purchase an additional 9,700 shares of Common
         Stock. Excludes the right to acquire up to an additional 50,000 shares of Common Stock upon exercise of additional warrants issuable(on a pro-rata basis) to each of the above entities and individual upon exercise of the above described warrants within a specified period of time.

(15) This number includes the right to acquire 520,470 shares of Common Stock upon the exercise of presently exercisable, outstanding options and warrants, and includes the right to acquire an additional
         701,000 shares of Common Stock, within sixty (60) days of the date hereof, upon the exercise of options, the grants of which are subject to approval at the Annual Meeting. In accordance with Rule
         13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 1,221,470 shares of Common Stock for which the Company's Directors and executive officers, as a group, hold currently exercisable options or warrants, (including those options which require shareholder approval), have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such Directors and executive officers as a group.

                                        - 4 -





                           DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors consists of seven Directors. The Directors of the Company are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each class will be elected at the Annual Meeting of the Shareholders of the Company held in the year in which the term of such class expires and will serve thereafter for two years. All Directors serve until their respective successors are duly elected and qualified or until an earlier resignation, removal from office, retirement or death. Mr. Joel Gold and Drs.
Robert and Alan Cohen presently serve as Class 2 Directors and are scheduled to hold office until the Annual Meeting. Mr. Robert Greenberg, Mr. Jay Fabrikant
(who was appointed as a Director in April, 1996), and Drs. Edward Cohen and Francis L'Esperance, Jr. presently serve as Class 1 Directors and are scheduled to hold office until the 1998 Annual Meeting of Shareholders.

Item 1.  ELECTION OF DIRECTORS (PROPOSAL 1)

         The Board of Directors has nominated Mr. Joel Gold and Drs. Robert and
Alan Cohen to serve as Class 2 Directors until the 1999 Annual Meeting of
Shareholders or until their respective successors are duly elected and qualified.

         The following table lists the current Class 1 and Class 2 Directors of the Company:

Class 1 - Term Expires in 1998
------------------------------
Robert Greenberg (Current Director)
Jay Fabrikant (Current Director)
Dr. Edward Cohen (Current Director)
Dr. Francis L'Esperance, Jr. (Current Director)

Class 2 - Term expires in 1997
------------------------------
Dr. Robert Cohen (Current Director standing for election at the Annual Meeting)
Dr. Alan Cohen (Current Director standing for election at the Annual Meeting)
Mr. Joel Gold (Current Director standing for election at the Annual Meeting)

         Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following three nominees: Dr. Robert
Cohen, Dr. Alan Cohen and Mr. Joel Gold. Each nominee for director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select; however, at the present time, the Board of Directors knows of no reason why any nominee might be unable to serve.
Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy
Card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF
THE NOMINEES NAMED HEREIN.

                                        - 5 -




         Set forth below is certain information with respect to each of the nominees for the office of Director, each Director and each other executive officer or key employee of the Company.

Directors, Executive Officers and Key Employees

         The executive officers, Directors and key employees of Sterling are as follows:


Name                            Age    Position
----                            ---    --------
Robert Cohen, O.D.               53    Chairman of the Board of Directors
Alan Cohen, O.D.                 46    Vice-Chairman of the Board of Directors
Robert B. Greenberg              52    President, Chief Executive Officer, Director

Sebastian Giordano               39    Executive Vice President-Finance, Chief Financial Officer and
                                       Treasurer

Joseph Silver                    51    Executive Vice President, Secretary and General Counsel
Jerry R. Darnell                 46    Executive Vice President-Franchising
Kevin Cambra                     33    Executive Vice President - Company Store Operations
Edward Cohen, O.D.               57    Director
Joel L. Gold                     55    Director
Francis A. L'Esperance,
  Jr., M.D.                      64    Director and Chairman of the Board - Insight Laser
                                       Centers, Inc.
Martin J. Shoman, O.D.           57    President - VisionCare of California
Jay Fabrikant                    40    Director
Charles Raab                     48    Chief Financial Officer - Insight Laser Centers, Inc.
Ali Akbar                        44    Vice President-Managed Care

         Dr. Robert Cohen has served as Chairman of the Board of Directors of Sterling since its inception. He also served as Chief Executive Officer of Sterling from inception until October, 1995. His principal office is located at 1500 Hempstead Turnpike, East Meadow, New York. Dr. Robert Cohen and his brothers, Drs. Edward Cohen and Alan Cohen, together with certain members of their respective, immediate families, are the principal shareholders of Sterling. In addition, Dr. Cohen, together with his brother, Dr. Alan Cohen, are the owners of Meadows Management, LLC ("MML")which renders consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of Cohen Fashion Optical, Inc. ("CFO"), which currently maintains its principal office in East Meadow, New York. Dr. Cohen and his brothers, Drs. Edward Cohen and Alan Cohen, together with certain members of their respective, immediate families, also are the shareholders of CFO. CFO engages in the operation and franchising of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is a director of and, together with Dr. Alan Cohen and certain members of their respective, immediate families, is a shareholder of Fast Cast Corporation ("Fast Cast"), which offers for sale equipment and supplies to produce ophthalmic lenses. Dr. Cohen is also an officer and a director of several management and real estate companies and other businesses.

         Dr. Alan Cohen has served as a Director of Sterling since its inception. He also served as Chief Operating Officer of Sterling from 1992 until October, 1995 when he became Vice-Chairman of the Board of Directors. In addition, Dr. Cohen, together with his brother, Dr. Robert Cohen, are the owners of MML, which renders consulting services to the Company. His principal office is located at 1500 Hempstead Turnpike, East Meadow, New York. Dr. Alan Cohen and his brothers, Drs. Edward Cohen and Robert Cohen, together with certain members of their respective, immediate families, are the principal shareholders of Sterling. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years,

Dr. Cohen has also been a director, principal shareholder and officer of CFO. Dr. Cohen is a director of and, together with Dr. Robert Cohen and certain members of their respective, immediate families, is a shareholder of Fast Cast. He is also a shareholder, director and officer of Lensco, which acts as a consultant to Neolens. Dr. Cohen is also an officer and a director of several management and real estate companies and other businesses.

         Robert B. Greenberg has served as a Director of Sterling since July, 1992, became President in August, 1994, and became Chief Executive Officer in October, 1995. From 1984 through 1994, Mr. Greenberg served as President of Natural Cosmetic Licensing, Inc. and its predecessor companies, which was, until September, 1994, the owner and licensor of "i natural" skin care and cosmetic products. From September 1994 through October 1995, Mr. Greenberg served as a director of I Natural, Inc., the general partner of I Natural Cosmetics, L.P., the current owner and licensor of the name and the products offered under the name "i natural cosmetics". Mr. Greenberg is a member of the Board of Directors of Benihana, Inc., a company operating company-owned and franchised Japanese-style restaurants, which position he has held since 1983. In addition, since 1983, Mr. Greenberg has been a member of the International Council of Shopping Centers and the International Franchise Association. In addition, from time to time, Mr. Greenberg renders real estate and financial consulting advisory services to various companies, including CFO.

         Sebastian Giordano has served as Chief Financial Officer, Executive Vice President-Finance and Treasurer of Sterling since July, 1992. From March 1990 to July 15, 1992, Mr. Giordano was Vice President and Treasurer of Sterling Optical Corp., f/k/a IPCO Corporation ("IPCO"), substantially all of the assets of which the Company purchased in July, 1992. Mr. Giordano was Vice President and Treasurer of IPCO at the time it filed for protection under Chapter 11 of the United States Bankruptcy Code. In June, 1992, he was appointed Responsible Officer by the Bankruptcy Court overseeing the liquidation of IPCO, to be the person in charge of the liquidation of the remaining assets of IPCO. Mr. Giordano resigned from that position on or about July 26, 1992. Mr. Giordano and his wife are the shareholders of Dani-Marc Optical, Inc., the former franchisee of the Sterling Optical Center located in Nanuet, New York.

         Joseph Silver has served as Executive Vice President and Secretary of, and General Counsel to, the Company since March, 1992. From May 1985 to December 1991, Mr. Silver served as General Counsel to The Trump Organization, located in New York, New York. Mr. Silver is a member of the New York State Bar, and received a Juris Doctorate degree from Brooklyn Law School in 1969. In addition to the services which Mr. Silver provides to the Company, he also provides legal services to other persons or entities, including persons and entities which are affiliates of the Company, although such legal services (except for legal services rendered: (i) for no consideration; and (ii) to Sterling's subsidiaries) ceased upon consummation of the Company's initial public offering. Mr. Silver, together with his wife, are the principal stockholders of RJL Optical, Inc., the franchisee of the Sterling Optical Center located in Great Neck, New York, which is presently being managed by the Company.

         Jerry Darnell has served as Sterling's Executive Vice

President-Franchising since July, 1992. From February 1990 through December 1991, Mr. Darnell served as Director of Franchise Development for Physicians Weight Loss Centers, Inc., located in Akron, Ohio. From July 1989 to February 1990, he was Senior Vice President of Formu-3 International, Inc., a company operating company-owned and franchised weight loss centers, located in Canton, Ohio. From August 1988 to July 1989, Mr. Darnell was Vice President of Franchise Development of Medicine Shoppe International, Inc., a company engaged in the business of franchising retail pharmaceutical stores, located in St. Louis, Missouri, having first been associated with that company, as a consultant, in November 1987. Mr. Darnell is a member of the International Franchise Association, has served as Chairman of its exhibit committee and has served as a franchise consultant to many franchise organizations where he has been a seminar leader. He has also been a keynote speaker for national sales and business organizations.

         Kevin Cambra has been employed by Sterling in various capacities since October, 1993. He has been responsible for Company-store operations, first as Director of Store Operations, and most recently as Executive Vice President Company Store Operations. From 1987 to 1993, Mr. Cambra was employed by Site For Sore Eyes Opticians, Inc. ("SFSE") in various capacities, including Vice President of Company Store Operations, a position to which he was appointed in 1990. SFSE filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the Northern District of California in May, 1992 and was merged with and into Sterling Vision of California, Inc. ("SVC"), a wholly-owned subsidiary of the Company, in October, 1993 (the "SFSE Merger"). Mr. Cambra was an officer of SFSE at the time it filed its petition in bankruptcy and prior to the SFSE Merger.

         Dr. Edward Cohen has been a Director of Sterling since July, 1992. He also served as Vice President of Sterling from July, 1992 until October, 1995. Dr. Edward Cohen and his brothers, Drs. Robert Cohen and Alan Cohen, together with certain members of their respective, immediate families, are principal shareholders of Sterling. For more than 16 years, Dr. Edward Cohen has also been a director, shareholder and officer of CFO. In addition, Dr. Cohen is also an officer and a director of several management and real estate companies and numerous other businesses.

         Joel L. Gold has served as a Director of Sterling since December, 1995. He has been a Managing Director of LT Lawrence & Co., Inc. since April 1996. He was a Managing Director of Fechtor, Detwiler & Co., Inc., one of the underwriters for the Company's initial public offering, from April, 1995 until April 1996. Mr. Gold was a Managing Director of Furman Selz Incorporated from January, 1992 until March, 1995. From April, 1990 until January, 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Concord Camera Corp., a manufacturer and distributor of cameras ("Concord"); Life Medical Sciences, a biotechnological company; BCAM Corporation, a provider of ergonometric services ("BCAM"). He currently serves on the Compensation Committee of each of Concord, Life and BCAM.

         Dr. Francis A. L'Esperance, Jr. has served as a Director of Sterling since December, 1995 and has served as Chairman of the Board of Insight Laser Centers, Inc., a wholly-owned subsidiary of Sterling ("Insight"), since March, 1996. Dr. L'Esperance has been a Professor of Clinical Ophthalmology at the Columbia University College of Physicians and Surgeons and an Attending Ophthalmologist at the Edward S. Harkness Eye Institute and the Manhattan Eye,

Ear and Throat Hospital since 1985. Throughout his career, Dr. L'Esperance has written eight textbooks and 104 articles and multiple chapters particularly on the subject of ophthalmic laser applications. He has been researching ophthalmic lasers since 1963 and has performed various ophthalmic procedures using various types of lasers since 1968. He co-founded Taunton Technologies, Inc. (which later merged with VISX, Incorporated). Taunton Technologies, Inc. was the first excimer laser company to receive an FDA Investigative Device Exemption (1968) to evaluate excimer laser refractive surgery and which later gained FDA approval for the removal of corneal scars and the performance of photorefractive keratectomy ("PRK") surgery. He was awarded the William B. Mark Award for Research Excellence by the American Society for Laser Medicine and Surgery in 1986 and the Arthur L. Schawlow Award by the Laser Institute of America in 1988. In addition, Dr. L'Esperance has been an Overseers Member at Dartmouth Medical School and C. Everett Koop Institute in Hanover, New Hampshire.

         Dr. Martin Shoman has served as President and Chief Operating Officer of VisionCare of California ("VCC"), a wholly-owned subsidiary of the Company, since June, 1994. From April, 1994 until June, 1994, he was Vice President of VCC. From May, 1993 through June, 1994, he was President of M.J. Shoman & Associates, an eyecare consultant business that offered services to the Company and other retail optical stores. From January, 1977 until May, 1993 he was President and Chief Executive Officer of a subsidiary of Pearle Vision Centers, operating a California specialized health maintenance organization.

         Jay Fabrikant has been actively engaged in the healthcare field for over 15 years. Mr. Fabrikant currently is the President of Medical Development Systems, Inc., a healthcare consulting firm. From 1983 to 1990, Mr. Fabrikant served as the Chairman and Chief Executive Officer of Total Health Systems, a regional health maintenance organization. From 1990 to 1996, Mr. Fabrikant was the Chairman and Chief Executive Officer of Advanced Healthcare Systems Inc., a New Jersey state certified managed care organization. From 1993 through 1996, he was also the President of The New York Health Plan, Inc., a Medicaid managed care provider; and, in 1996, was one of the founders of National Health Plan Plus, Inc., a multi-state health, life, disability, and managed care company.

Mr. Fabrikant has also served on several governmental panels with respect to healthcare regulations.

         Charles Raab has been employed by Insight since February, 1996, and, in March, 1996, was elected as its Chief Financial Officer. Prior to joining Insight, Mr. Raab served as President of Empire Fiscal Management, Inc., ("Empire"), since 1986. Prior to joining Empire, he held CFO positions, over a twelve year period, with the Osteopathic Hospital and Clinic located in Queens, New York and the New York Medical College/Flower Fifth Avenue Hospital, located in New York City.

         Ali Akbar has been Vice President-Managed Care of Sterling since March, 1996. For the 11 years prior thereto, Mr. Akbar served in various capacities at Pearle, Inc., including Director of Managed Care. In 1980, Mr. Akbar received his Masters Degree in Business Administration from the University of Dallas Graduate School of Business.

         All officers of the Company serve at the discretion of the Board of Directors. Except for Drs. Robert Cohen, Alan Cohen and Edward Cohen being brothers, there are no family relationships between any director, executive officer or person nominated or chosen to become a director or officer and any other such persons.

Agreement for Underwriters to Designate One Director

         In connection with the Company's initial public offering, and pursuant to the underwriting agreement between the Company and Fechtor, Detwiler & Co., Inc. ("Fechtor") and Burnham Securities Inc. (collectively, the "Underwriters"), the Underwriters may designate one representative to serve on the Board of Directors of Sterling until December 26, 1997. The Underwriters have designated Joel L. Gold, who was a Managing Director of Fechtor at the time of his designation, to be a Director of Sterling.

                     OPERATION OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Board of Directors of the Company held one meeting in person, held an additional four meetings telephonically, and acted by written consent one time. Each Director attended at least 75% of the meetings held by the Board of Directors during the period in which such Director served, including the meetings held by the Committees on which such Director served.

Committees of the Board

         The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee, the Independent Committee and the Right of First Refusal Committee.


         The Executive Committee, whose members are Drs. Robert and Alan Cohen and Robert Greenberg, is generally authorized to exercise the powers of the Board of Directors in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board of Directors or in any Committee, fix the compensation of Directors for serving on the Board of Directors or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or, as may be further limited by applicable law, the Company's Certificate of Incorporation or By-Laws. The Executive Committee was established in December, 1995, met nine times during the year ended December 31, 1996, and acted once by unanimous written consent.

         The Audit Committee, whose members are Joel Gold, Jay Fabrikant and Robert Greenberg, recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee was established in December, 1995 and met two times during the year ended December 31, 1996.

         The Compensation Committee, whose members are Drs. Robert and Alan Cohen and Joel Gold, administers the Company's 1995 Stock Incentive Plan and recommends to the Board of Directors the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December, 1995, met one time during the year ended December 31, 1996, and acted twice by unanimous written consent.

         The Independent Committee, whose members are Joel Gold, Robert Greenberg and Jay Fabrikant, is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its Directors, officers, principal shareholders, and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO, a retail optical company owned by certain principal shareholders of the Company, whether or not for compensation. The Independent Committee was established in December, 1995, met two times during the year ended December 31, 1996, and acted once by unanimous written consent.

         The Right of First Refusal Committee, whose members are Joel Gold, Jay Fabrikant and Robert Greenberg, is generally authorized to consider any rights of first refusal granted to the Company by CFO pursuant to a referral agreement between the Company and CFO (the "Referral Agreement") whereby CFO agreed, under certain conditions, to grant the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores). See "Certain Transactions and Other Matters." The Right of First Refusal Committee did not meet during the year ended December 31, 1996.

                            DIRECTOR COMPENSATION

         Directors who are not employees or officers of the Company or associated with the Company will receive $500 for each Board and Committee meeting attended in person and $250 for each Board and Committee meeting attended telephonically. Further, all Directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

         In December, 1995, the Company granted to Dr. L'Esperance, Jr. options to purchase an aggregate of 10,000 shares of Common Stock, at an exercise price equal to $7.50 per share, in consideration of his agreement to serve as a Director. In addition, in March, 1996, the Company and Dr. L'Esperance, Jr. entered into a consulting agreement whereby Dr. L'Esperance, Jr. served as Chairman of the Board of Directors of Insight in consideration of the payment to him of the sum of $75,000 for the first year of service, which amount was paid to him in three equal installments. In addition, the agreement granted to Dr. L'Esperance, Jr. options to purchase an aggregate of 300,000 shares of Common Stock, of which the options to purchase 100,000 shares of Common Stock are immediately exercisable; and the right to exercise the remaining options would have vested ratably on each of March 29, 1997, 1998, 1999 and 2000, respectively. The exercise price for such options is $6.00 per share. The agreement also afforded both the Company and Dr. L'Esperance, Jr. the right to terminate the same, at any time, by written notice; and, on March 19, 1997, the Company notified Dr. L'Esperance, Jr. of its election to so terminate the agreement, effective as of the expiration of the first anniversary thereof. Accordingly, the balance (200,000) of the options granted to Dr. L'Esperance will not vest.

         On May 22, 1996, the Board of Directors (with Mr. Joel Gold abstaining) authorized the Company to enter into a consulting agreement with L.T. Lawrence & Co., Inc. ("LTL"), a company which employs Joel Gold, a Director of the Company, as a Managing Director, in exchange for the Company's issuance to LTL of options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $7.50 per share. As of the date hereof, the Company and LTL have not entered into said agreement and, accordingly, said options have not yet been granted.


         On November 19, 1996, the Board of Directors (with Mr. Jay Fabrikant abstaining) authorized the granting of 200,000 options to Jay Fabrikant, a Director of the Company, in exchange for his agreeing to provide assistance to the Company in the development and expansion of its third party, managed care programs. The grant of such options is subject to the approval of the Company's shareholders at the Annual Meeting; and, if approved, would: (i) provide for an exercise price per share equal to the composite closing price, as quoted on the NASDAQ Stock Market (the "Closing Price") of the Company's Common Stock as of the date of grant (November 19, 1996); and (ii) vest one-third immediately and one-third each twelve month period thereof. See "Item 5. RATIFICATION OF THE GRANT OF OPTIONS TO MR. JAY FABRIKANT (PROPOSAL NO. 5)".

         On November 19, 1996, the Independent Committee recommended, and the Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) authorized, the grant, to each of Drs. Robert, Alan and Edward Cohen, of options, each having a term of five years, to purchase 66,667 shares of the Company's Common Stock at an exercise price equal to the Closing Price of said Common Stock as of the date of grant (November 19, 1996). See "Item 4. RATIFICATION OF THE GRANT OF OPTIONS TO DRS. ROBERT, ALAN AND EDWARD COHEN
(PROPOSAL NO. 4)".   The grant of such options is subject to the approval of
the Company's shareholders at the Annual Meeting and will be issued under the Company's 1995 Stock Incentive Plan, provided the shareholders of the Company approve of Amendment No. 3 thereto. See "Item 3. APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN (PROPOSAL NO. 3)".

         On April 9, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert and Alan Cohen abstaining) approved, of the Company entering into an eight and one-half (8 1/2) month consulting agreement with MML. Said agreement provides for compensation computed at the rate of Three Hundred Thousand ($300,000) Dollars per annum, and for the granting, to MML, of options, having a term of ten years, to purchase 300,000 shares of the Company's Common Stock at an exercise price per share equal to the Closing Price of the Company's Common Stock as of the date of such approval (April 9, 1997), fifty (50%) percent of which options may be transferred by MML to each of Drs. Robert and Alan Cohen; provided, however that: (i) the granting of said options is subject to the approval of the Company's shareholders at the Annual Meeting; and
(ii) if so approved, the options will be issued under the Company's 1995 Stock Incentive Plan, provided the shareholders of the Company approve of Amendment No. 3 thereto. See "Item 3. APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN (PROPOSAL NO. 3)" and "Item 6. RATIFICATION OF THE GRANT OF OPTIONS TO MEADOWS MANAGEMENT, LLC (PROPOSAL NO. 6)".

         Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for service as a Director.

                    COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than ten percent shareholders are required by, SEC regulation, to furnish the Company with copies of all Section 16(a) forms they may file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with.

                           EXECUTIVE COMPENSATION

Summary Compensation Table

         The following Summary Compensation Table sets forth the compensation of Robert Greenberg, the Chief Executive Officer and President of the Company, since October, 1995 Robert Cohen, the Chief Executive Officer prior to October, 1995, and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the Company's last two (2) completed fiscal years.


                         SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                            Annual Compensation               Compensation
                             Fiscal     --------------------------             Securities                 All Other
Name and Principal Position   Year      Salary              Bonus       Underlying Stock Options         Compensation
---------------------------  ------     --------         ---------      ------------------------         -------------
Robert Cohen                 1996          --             --                    66,667(2)                    --
Chairman of the Board        1995          --             --                       --                        --
of Directors and Chief
Executive Officer (1)

Robert Greenberg             1996       $256,010          --                    193,569                  $30,154(4)
President, Chief             1995       $199,992        $50,000                 193,569                  $58,348(4)
Executive Officer and
Director (3)

Jerry Darnell                1996       $229,467       $ 30,000(5)              193,569                  $14,786(6)
Executive Vice               1995       $190,000       $101,765(5)              193,569                  $18,727(6)
President -
Franchising

Joseph Silver                1996       $126,010          --                    193,569                 $159,244(7)(8)
Executive Vice               1995       $120,000        $50,000                 193,569                 $106,648(7)(8)
President, Secretary
and General Counsel

Sebastian Giordano
Executive Vice
President-Finance,           1996       $156,268          --                     96,782                  $10,200(9)
Chief Financial              1995       $152,600          --                     96,782                  $10,822(9)
Officer and Treasurer

Kevin Cambra
Executive Vice               1996       $96,651         $36,000                  96,782                  $10,898(10)

President-Company            1995       $95,004         $25,721                  96,782                  $11,489(10)
Store Operations

(1)      Dr. Robert Cohen resigned from his position as Chief Executive Officer of the Company in October, 1995.

(2)      The grant of such options is subject to the approval of the Company's shareholders at the
         Annual Meeting.

(3)      Mr. Greenberg became Chief Executive Officer of the Company in October, 1995.

(4)      Represents car allowance payments made to Mr. Greenberg, life insurance and disability insurance premiums paid by the Company, reimbursement of medical insurance deductions and forgiveness of interest on a loan by the Company to Mr. Greenberg.  See "Certain
         Transactions - Matters Relating to Robert B. Greenberg."

(5)      Represents commissions paid to Mr. Darnell and includes $4,000 and $21,000 paid to Mr.
         Darnell by SVC, a wholly-owned subsidiary of the Company, in 1996 and 1995, respectively.

(6) Represents car allowance payments made to Mr. Darnell, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

(7)      Includes $130,000 and $80,000 in legal fees paid by SVC in 1996 and 1995, respectively.

(8)      Includes car allowance payments made to and/or on behalf of Mr. Silver, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

(9)      Represents car allowance payments made to Mr. Giordano, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

(10)     Represents car allowance payments made to Mr. Cambra, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

                      OPTION GRANTS IN LAST FISCAL YEAR

         During the fiscal year ended December 31, 1996, no options were granted by the Company's Compensation Committee to any of the Company's Named Executive Officers.

               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES


                                                                 Number of Securities         Value of Unexercised In-
                             Shares                             Underlying Unexercised        the-Money Options at FY-
                            Acquired                             Options at FY-End (#)                End ($)*
                          on Exercise           Value
Name                          (#)            Realized ($)      Exercisable/Unexercisable      Exercisable/Unexercisable
----                          ---            ------------      -------------------------      -------------------------
Robert Greenberg               -                  -                 96,785/193,569                $217,766/$435,530
Joseph Silver                  -                  -                 96,785/193,569                $217,766/$435,530
Jerry Darnell                  -                  -                 96,785/193,569                $217,766/$435,530
Sebastian                      -                  -                  48,391/96,782                $108,880/$217,760
Giordano
Kevin Cambra                   -                  -                  48,391/96,782                $108,880/$217,760

  ---------------

  * Based on the Nasdaq Stock Market composite closing price for the last business day of the fiscal year ($8.25). All of the stock options granted to the Named Executive Officers have exercise prices of $6.00 per share.

Stock Price Performance Graph

         The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 1996 based on: (i) an assumed investment of $100: and (ii) no reinvestment of dividends. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group consisting of Cole National Corp., National Vision Associates, Ltd., New West Eyeworks, Inc., Sight Resources Corp., and Laser Vision Centers, Inc.


            COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN
                Among Sterling Vision, Inc., S & P 500,
                 and the Company selected Peer Group.



                        12/20/95  12/29/95  3/29/96  6/26/96  9/30/96  12/31/96
                        --------  --------  -------  -------  -------  --------
Peer Group                100       99.73    96.54    103.87   101.60   102.40


S & P                     100      101.65   106.53    110.68   113.43   122.25

Sterling Vision, Inc.     100       91.67    90       110      101.67   110


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Philosophy

         The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term stockholder value.

         The Compensation Committee of the Board of Directors is composed of the following three Directors: Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.

Compensation Structure

         The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

         The annual cash compensation of most of the executive officers, including the Chief Executive Officer, consists primarily of annual salary. The Compensation Committee also has discretion to award bonuses to each of the executive officers. With respect to Kevin Cambra and Jerry Darnell, the executive officers who are responsible for Company-store operations and franchising, respectively, the Compensation Committee believes that it is important to compensate such individuals with a measure that is directly related to the performance of such individuals' areas of responsibility. Accordingly, Mr. Darnell, in addition to his annual base salary, is entitled to a commission for each new franchise agreement entered into by the Company and for each franchise transferred by an existing franchisee to another franchisee, both of which may be reduced if another employee of the Company is entitled to a commission with respect to the same transaction. In addition, Mr. Cambra is entitled to a bonus based upon monthly store performance targets which are set by the Company. Such targets are not disclosed herein because the Board of

Directors has determined that it is confidential business information, the disclosure of which would have an adverse effect on the Company.

         Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. The stock options produce value for executives only if the Company's stock price increases over the option exercise price which, for all options granted to the Named Executive Officers during the fiscal year ended December 31, 1995, is $6.00. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In order to assure the retention of high-level executives and to tie compensation of those executives to the creation of long-term value for shareholders, the Compensation Committee provides that these stock options generally vest over a five-year period. See "Description of the 1995 Stock Incentive Plan and Amendments Nos. 2 and 3".

         The compensation of each executive officer is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he marshals resources and oversees the matters under his supervision, and the degree to which he has contributed to the accomplishments of major tasks that advance the Company's goals.

Executive Officer Compensation for 1996

         During the fiscal year ended December 31, 1996, each of the Company's executive officers, other than Charles Raab, was employed pursuant to an employment agreement, the purpose of which was to retain the services of such officer and to protect the Company with the establishment of non-compete obligations for former executives. All such employment agreements (other than the employment agreement between the Company and: (i) Dr. Shoman, which became effective on May 12, 1994, and which provides for annual base compensation of $75,000; and (ii) Ali Akbar, which became effective in March, 1996, and which provides for annual base compensation of $100,000, together with reimbursement of all expenses relating to his commutation to, and living in, the New York area) were entered into in November, 1995, effective January 1, 1996. The base salary to which each executive officer was entitled for 1996 was based upon the Company's goal of attracting and retaining qualified executives and a comparison of executive base salaries paid to executives of other companies in the retail optical and related industries. During the fiscal year ended December 31, 1996, Mr. Cambra received a bonus of $36,000 based upon the Company-stores' 1996 financial performance; and Mr. Darnell received $30,000 in commissions for the same year.

         Stock options are awarded to the executives by the Compensation Committee. In determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position, in addition to the other compensation considerations discussed above.

         Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

         The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 1996

         Mr. Greenberg was employed under an employment agreement which became effective on January 1, 1996, and had a one year term that was renewable, at the option of the Company, for successive one year terms not to exceed, in the aggregate, four such additional, successive one year periods. For the year ended December 31, 1996, Mr. Greenberg was paid an annual base salary of approximately $256,000.

         The Committee believes that Mr. Greenberg's 1996 salary was reasonable in light of Mr. Greenberg's leadership. The Committee believes that Mr. Greenberg's 1996 compensation level reflected the Committee's confidence in Mr. Greenberg and the Company's desire to retain Mr. Greenberg's talents, as the President and Chief Executive Officer of the Company.

         In January, 1997, the Compensation Committee and Mr. Greenberg orally agreed to renew, for an additional one year period, his employment agreement with the Company, as amended by certain modifications thereto, which modifications were orally agreed to between the Company and Mr. Greenberg.
See "EMPLOYMENT CONTRACTS".


Dated:  April 1, 1997                       Respectfully submitted:
                                            THE COMPENSATION COMMITTEE
                                            By:      Robert Cohen
                                                     Alan Cohen
                                                     Joel Gold


Compensation Committee Interlocks and Insider Participation


         Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold served on the Compensation Committee since it was formed in December, 1995. Mr. Gold was a Managing Director of Fechtor, which acted as one of the Underwriters in connection with the Company's initial public offering which was consummated in December, 1995. In addition, in connection with the Company's initial public offering, the Company granted to the Underwriters warrants to purchase 220,000 shares of Common Stock at an exercise price of $9.00 per share, which warrants are exercisable at any time from and after December 25, 1996 until December 26, 2000. In March, 1996, Fechtor transferred 15,000 of such warrants to Mr. Gold.

                             EMPLOYMENT CONTRACTS

         In addition to its employment agreements with Dr. Shoman and Mr. Akbar as described above, Sterling has entered into employment agreements with Robert
B. Greenberg, Jerry Darnell, Joseph Silver, Sebastian Giordano and Kevin Cambra (collectively, the "Employment Agreements"), each of which was extended for the 1997 calendar year based upon certain modifications (as discussed below) orally agreed to between the Compensation Committee and each such employee, which modifications were deemed necessary by the Compensation Committee as a result of the Company's poor financial performance during the fiscal year ended December 31, 1996.

         The following summary of certain provisions of the Employment Agreements does not purport to be complete and is subject to, and is qualified in its entirety by, reference to each actual Employment Agreement, copies of which were filed as Exhibits to the Company's Registration Statement on Form S-1 filed with the SEC on December 8, 1995.

         Under their respective Employment Agreements, as orally extended for the 1997 fiscal year, Messrs. Greenberg, Darnell, Silver and Giordano will receive an annual base salary of $210,000, $159,600, 100,800 and $128,100, respectively, each of which base salary reflects a 20% reduction in the annual base salary being paid to each such individual as of December 31, 1996; and Mr. Cambra will receive an annual base salary of $94,500. In addition, due to the Company's poor financial performance for the 1996 fiscal year, each such individual and the Compensation Committee orally agreed to the following, additional modifications to his existing Employment Agreement: (i) the elimination of the automatic, five (5%) percent increase in such base salary which would have otherwise become effective on July 1, 1997; and (ii) except as to Mr. Cambra (whose base salary was not reduced), a quarterly bonus based upon the Company's ability to meet certain, agreed upon, targeted financial performance standards, which bonuses may not, in any quarterly period, exceed such 20% reduction in base salary plus an additional amount equal to ten (10%) percent of the annual base salary that would have otherwise been payable to each such individual, absent such 20% reduction thereof.


         Pursuant to Mr. Darnell's Employment Agreement, as orally renewed for the 1997 calendar year, he is additionally entitled to a commission, not to exceed $2,000, for each franchise agreement transferred by an existing franchisee to another franchisee and for each new franchise agreement entered into by the Company as a result of his efforts, both of which will be reduced if another employee of the Company is entitled to a commission with respect to the same transaction.

         Pursuant to Mr. Silver's Employment Agreement, he is additionally entitled to a monthly legal fee payable by SVC and Sterling Vision BOS, Inc. ("BOS"), two wholly-owned subsidiaries of the Company, pursuant to a separate legal fee retainer agreement that was executed simultaneously with his Employment Agreement and has a term coexistent therewith (the "Legal Fee Retainer Agreement"). Pursuant to the Legal Fee Retainer Agreement, as orally renewed for the 1997 calendar year, commencing January 1, 1997, BOS and SVC will annually pay to Mr. Silver, in the aggregate, legal fees of $109,200 (which reflects a 20% reduction in the legal fees being paid to him, by such entities, as of December 31, 1996). The other terms of such Legal Fee Retainer Agreement are substantially similar to his Employment Agreement, including those pertaining to the elimination of the automatic 5% increase in legal fees and the bonus structure discussed above.

         Pursuant to Mr. Cambra's Employment Agreement, as orally renewed for the 1997 calendar year, he is additionally entitled to a bonus based upon monthly Company store performance, which bonus structure was revised, in lieu of a 20% reduction in his base salary.

         Each Employment Agreement, as orally renewed, may be terminated by the Company for cause and permanent disability (as such terms are defined in the respective Employment Agreements) and will automatically terminate upon the death of the executive. If the Company terminates the employment of an executive for cause, or if an executive dies, the Company will be required to pay such executive his compensation accrued through the date of termination. In the case of termination because of permanent disability, an executive will be entitled to receive his salary for the three-month period following the commencement of such disability, reduced by all benefits then available to him under any disability insurance policy provided to him by the Company.

         In addition, under the terms of each Employment Agreement, each executive is prohibited from competing with the Company during the period of his employment with the Company and for a period of six months thereafter in the event such Employment Agreement is terminated: (i) for cause by the Company; or
(ii) by voluntary termination, by the executive, in violation of his Employment Agreement.

Item 2.           APPROVAL OF AMENDMENT NO. 2 TO THE 1995 STOCK INCENTIVE PLAN
                  (PROPOSAL 2).

                  On April 15, 1997, the Compensation Committee recommended, and the Board of Directors approved, Amendment No. 2 to the Company's 1995 Stock

Incentive Plan (the "1995 Stock Incentive Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 2,000,000 shares to 3,500,000 shares ("Amendment No. 2").

                  The Board of Directors believes that it is in the best interests of the Company and its shareholders to approve Amendment No. 2, which will allow the Company to continue to grant options under the 1995 Stock Incentive Plan in order to help the Company secure and retain the services of key employees and consultants.

Item 3.           APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN
                  (PROPOSAL 3).

                  On April 15, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) approved Amendment No. 3 to the 1995 Stock Incentive Plan which: (i) eliminates the restriction (currently contained therein) on granting options under the 1995 Stock Incentive Plan to members of the Cohen family; and (ii) grants to the Company's Independent Committee the exclusive power to so grant options thereunder to any member of the Cohen family.

         The Board of Directors believes that it is in the best interests of the Company and its shareholders to afford to the Independent Committee the ability and power to grant options under the 1995 Stock Incentive Plan to members of the Cohen family.

Description Of the 1995 Stock Incentive Plan and Amendments Nos. 2 and 3

         The Company adopted the 1995 Stock Incentive Plan in order to motivate qualified employees and certain consultants of Sterling and its affiliates, as well as to assist Sterling and its affiliates in attracting employees and to align the interests of such persons with those of the shareholders of Sterling. As of April 1, 1997, 35 individuals and/or entities held options under the 1995 Stock Incentive Plan. In addition to the following, the following occurred with respect to the 1995 Stock Incentive Plan:

         1. In March, 1997, the Company terminated its agreement with Dr. Francis L'Esperance, Jr., a Director of the Company and Chairman of the Board of Directors of the Company's subsidiary, Insight. As a result thereof, 200,000 of the 300,000 options granted to Dr. L'Esperance, Jr. will not vest;

         2. On May 22, 1996, the Board of Directors authorized the Company to enter into a consulting agreement with LTL, a company which employs Joel Gold, a Director of the Company, as a Managing Director, in exchange for the Company's issuance, to LTL, of options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $7.50 per share. As of the date hereof, the Company and LTL have not entered into said agreement and, accordingly, said options have not yet been granted;


         3. On April 10, 1996, the Company entered into an Option and Consulting Agreement with each of Shamrock Partners, Ltd. pursuant to which said entity was retained by the Company, for a period of two (2) years, to render consulting services to the Company in respect of its financial, corporate finance, public and private security markets, investment banking and public relations matters. Pursuant to said agreement, said entity was granted 37,500 options to purchase the Company's Common Stock at a price of $6.00 per share, each of which options has a term of five years. In addition, the agreement reflects the authority granted to the Company's Executive Committee (by its Compensation Committee) to grant to said entity up to an additional 112,500 options on the same terms and conditions as described above;

         4. In April, 1996, the Board of Directors authorized the Company to enter into an option and consulting agreement with Coburn and Meredith, Inc. containing terms and conditions identical to those contained in the Company's Option and Consulting Agreement with Shamrock Partners, Ltd., as described above. As of the date hereof, said agreement had not yet been entered into between the parties and, accordingly, said options had not been granted;


         5. For information regarding options granted to each of Drs. Robert Cohen, Alan Cohen and Edward Cohen, Directors of the Company, see "Item 4. APPROVAL OF THE GRANT OF OPTIONS TO EACH OF DRS. ROBERT COHEN, ALAN COHEN AND EDWARD COHEN (PROPOSAL NO. 4)";


         6. For information regarding options granted to Jay Fabrikant, a Director of the Company, see "Item 5. APPROVAL OF THE GRANT OF OPTIONS TO JAY FABRIKANT (PROPOSAL NO. 5)"; and


         7. For information regarding options granted to MML, a limited liability company owned by Drs. Robert and Alan Cohen, see "Item 6. APPROVAL OF THE GRANT OF OPTIONS TO MEADOWS MANAGEMENT, LLC (PROPOSAL NO. 6)".

         A full copy of each of the proposed Amendments is attached as Exhibit A and B, respectively, to this Proxy Statement. The major features of the 1995 Stock Incentive Plan are summarized below. The description provided below is qualified in its entirety by reference to the actual 1995 Stock Incentive Plan, a copy of which was filed as an Exhibit to the Company's Registration Statement on Form S-1 filed with the SEC on December 20, 1995, as well as to Amendment No. 1 thereto, a copy of which was filed as an Exhibit to the Company's Proxy Statement, dated May 1, 1996.

         The 1995 Stock Incentive Plan provides for the grant of "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options") to officers and key employees of, and consultants to, Sterling and its affiliates. The 1995 Stock Incentive Plan is administered by the Compensation Committee.

         The 1995 Stock Incentive Plan currently authorizes the issuance of options to purchase a maximum of 2,000,000 shares of Common Stock. The 1995 Stock Incentive Plan contains customary provisions with respect to adjustments for stock splits and similar transactions. If any stock option granted under the 1995 Stock Incentive Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new stock options.

         All officers, key employees, consultants and independent contractors of Sterling and its affiliates are eligible to participate in the 1995 Stock Incentive Plan other than Drs. Robert Cohen, Alan Cohen and Edward Cohen, together with certain members of their respective, immediate families (collectively, the "Cohen Family"), who are currently ineligible to receive options thereunder. (See "Item 3. APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN (PROPOSAL 3)"). The Compensation Committee has exclusive discretion (except as may be designated or permitted in the 1995 Stock Incentive Plan or by the By-Laws of the Company, and except as to options which may be granted to the members of the Cohen Family, subject to the shareholders' approval of Amendment No. 3 to the 1995 Stock Incentive Plan) to select to whom stock options will be granted and to determine the type, size, terms and conditions under which each stock option may be exercisable, and the expiration date of each option. The Compensation Committee also has exclusive discretion to make all other determinations which its members deem necessary or desirable in the interpretation and administration of the 1995 Stock Incentive Plan.

         Stock options granted under the 1995 Stock Incentive Plan generally expire not later than ten years after the date on which they are granted. The exercise price may not be less than the par value of the underlying Common Stock, except that, in the case of an Incentive Stock Option, the exercise price may be not less than 100% of the fair market value of the Common Stock on the date any such stock option is granted (110% in the case of any optionee who, at the time of grant, owns, directly or by attribution, more than 10% of the combined voting power of all classes of capital stock of the Company [a "ten percent owner optionee"]). In addition, the term of an Incentive Stock Option for a ten percent owner optionee cannot exceed five years from the date of grant. The aggregate fair market value (determined at the time the option is granted) of the Common Stock granted as Incentive Stock Options to an optionee that may become exercisable for the first time during any calendar year cannot exceed $100,000 (or such other limit as may be imposed by the Code). Payment of the full amount of the exercise price must be made at the time of exercise either in cash, by tendering to the Company shares of Common Stock previously acquired by the optionee having a fair market value equal to the exercise price, by a combination thereof, or, in certain instances, by a loan from the Company to the optionee.


         The 1995 Stock Incentive Plan provides that the Compensation Committee, in its sole discretion, may provide, by the express terms of any stock option agreement, that such option cannot be exercised after the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company; and the Compensation Committee may also provide, either by the terms of any such option or by resolution adopted prior to the occurrence of such merger, consolidation, acquisition, liquidation or dissolution, that, for some period of time prior to any such event, such option shall be exercisable as to all shares covered thereby.

         The Board of Directors or the Compensation Committee may amend the 1995 Stock Incentive Plan at any time and from time to time, but any such amendment is subject to shareholder approval where the absence of such shareholder approval would adversely affect the compliance of the 1995 Stock Incentive Plan with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or other applicable laws or regulations. Accordingly, no action of the Board or the Compensation Committee may, without shareholder approval, increase the maximum number of shares which may be issued upon exercise of an option, modify the eligibility requirements of the 1995 Stock Incentive Plan, reduce the minimum option exercise price requirements, or extend the limits imposed on the period during which options may be granted or issued.

         Amendment No. 2 would increase the total number of shares which may be subject to options granted under the 1995 Stock Incentive Plan by 1.5 million shares, from 2,000,000 to 3,500,000. Amendment No. 3 would eliminate the current restriction on the granting of options, under the 1995 Stock Incentive Plan, to members of the Cohen Family, as well as grant to the members of the Company's Independent Committee the exclusive power to grant options thereunder to any such Cohen Family member.

Federal Income Tax Consequences

         A. Incentive Stock Options. The following general rules are applicable, under existing law, to holders of Incentive Stock Options and to the Company for Federal income tax purposes:

                  1. Generally, no taxable income results to the optionee upon the grant of an Incentive Stock Option or upon the issuance of shares to him, her or it upon exercise of an Incentive Stock Option;

                  2. No tax deduction is allowed to the Company upon either the grant or exercise of an Incentive Stock Option under the 1995 Stock Incentive Plan;


                  3. If shares acquired upon the exercise of an Incentive Stock Option are not disposed of prior to the later of: (i) two years following the date the Incentive Stock Option was granted; or (ii) one year following the date the shares are transferred to the optionee pursuant to the exercise of such Incentive Stock Option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee;

                  4. If shares acquired upon the exercise of an Incentive Stock Option are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then, in most cases, the lesser of: (i) any excess of the fair market value of the shares at the time of exercise of the Incentive Stock Option over the exercise price; or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition;

                  5. Any excess of the amount realized by the optionee as the result of a disqualifying disposition over the sum of: (i) the exercise price; and (ii) the amount of ordinary income recognized under the above rules, will be treated as either a long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of the shares disposed of;

                  6. In any year that an optionee recognizes compensation income on a disqualifying disposition of shares acquired by exercising an Incentive Stock Option, the Company will generally be entitled to a corresponding deduction for income tax purposes; and

                  7. The bargain element at the time of exercise of an Incentive Stock Option (i.e., the amount by which the fair market value of the Common Stock acquired upon exercise of the Incentive Stock Option exceeds the exercise price) may be taxable to the optionee under the "alternative minimum tax" provisions of the Code.

         B. Nonqualified Options. The following general rules are applicable, under existing law, to holders of Nonqualified Options and to the Company for Federal income tax purposes:

                  1. The optionee will not realize any taxable income upon the grant of a Nonqualified Option, and the Company is not allowed a business expense deduction by reason of any such grant;

                  2. The optionee will recognize ordinary compensation income at the time of the exercise of a Nonqualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. Gain or loss upon a subsequent disposition of the shares underlying a Nonqualified Option will be either long-term or short-term capital gain or loss, depending on the time elapsed between receipt and disposition of such shares disposed of; and

                  3. In general, the Company will be entitled to a tax deduction upon the exercise of a Nonqualified Option.

Options Outstanding Under the 1995 Stock Incentive Plan

         As of April 1, 1997, Nonqualified Options to acquire 1,162,027 shares of Common Stock were granted under the 1995 Stock Incentive Plan (excluding the 701,000 options granted to certain Directors of the Company (401,000) and to MML (300,000), as described above, which are subject to shareholder approval). As of April 1, 1997, the Company had not granted any Incentive Stock Options.

         As of April 1, 1997, Sterling had granted stock options to certain key employees of, and consultants to, the Company. Each of Messrs. Greenberg, Silver and Darnell have been granted options to purchase 193,569 shares of Common Stock, Messrs. Giordano and Cambra have been granted options to purchase 96,782 shares of Common Stock, and two consultants to the Company have been granted options to purchase 38,714 and 38,709 shares of Common Stock, respectively. Such consultants are employees of CFO who provide real estate and construction supervisory consulting services to the Company from time to time.

         All of the above described options are exercisable at a price of $6.00 per share. One-half of the options granted to Messrs. Greenberg, Silver, Giordano, Cambra and Darnell vested on November 15, 1995, with one-quarter of the remainder vesting on each November 15th thereafter until November 15, 1999. Thereafter, options will become exercisable on their vesting date. The vesting of all such options, as well as any other options granted to employees of the Company, is subject and contingent upon such officers and employees being in the Company's employ, or, in the case of the two consultants referred to above, remaining as a consultant to the Company, as of the applicable vesting date; provided, however, that if the employment of any such key employee is terminated without cause, such employee will be entitled to receive a pro rata portion of the options to become vested on the immediately succeeding vesting date based upon the number of full quarterly periods that such key employee had been in the employ of the Company since the last vesting date. Notwithstanding the foregoing, all stock options granted under the 1995 Stock Incentive Plan immediately vest in the event the employee becomes permanently disabled or dies while still in the employ of the Company. Moreover, each of Messrs. Greenberg, Silver, Darnell, Giordano and Cambra is subject to certain restrictions in connection with selling the shares underlying such stock options while he is in the employ of the Company. No such employee may sell any underlying shares prior to May 15, 1997; each such employee may not sell more than 30% of his total underlying shares prior to November 15, 1998; and each such employee may not sell more than 60% of his total underlying shares prior to May 15, 2000; provided, however, that each such employee may earlier sell a pro rata portion of the total number of shares underlying his respective options in an amount equal to the percentage that the total number of shares previously sold by any members of the Cohen Family bears to the total number of shares owned by such members of the Cohen Family as of the consummation of the Company's initial public offering.

         In addition, during the fiscal year ended December 31, 1996, the Company granted: (i) an aggregate of 15,833 Nonqualified Options to three of the Company's employees, all of which provide for an exercise price equal to the Closing Price of the Company's Common Stock on the date of grant; (ii) an additional 37,500 Nonqualified Options to Shamrock Partners, Ltd., a consultant to the Company, all of which provide for an exercise price equal to the Closing Price on the date of grant; and (iii) an additional 100,000 Nonqualified Options to Thomas DePetrillo, a consultant to the Company, all of which provide for an exercise price equal to the Closing Price on the date of grant.

         The number of shares which may be subject to options to be granted under the 1995 Stock Incentive Plan in the future is entirely within the discretion of the Compensation Committee and is, therefore, not determinable at this time.

         The Closing Price of the Company's Common Stock on April 1, 1997, as reported on the Nasdaq Stock Exchange, was $8.00 per share.

Vote Required for Approval of Amendment No. 2 to the 1995 Stock Incentive Plan

         Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote thereon is necessary for shareholder approval of Amendment No. 2 to the 1995 Stock Incentive Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 2 TO THE 1995 STOCK INCENTIVE PLAN.

Vote Required for Approval of Amendment No. 3 to the 1995 Stock Incentive Plan

         Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock (other than such shares of Common Stock held by any member of the Cohen Family) entitled to vote thereon is necessary for shareholder approval of Amendment No. 3 to the 1995 Stock Incentive Plan.

         THE BOARD OF DIRECTORS (WITH DRS. ROBERT, ALAN AND EDWARD COHEN ABSTAINING) RECOMMENDS A VOTE "FOR" THE APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN.

Item 4. RATIFICATION OF THE GRANT OF OPTIONS TO DRS. ROBERT, ALAN AND EDWARD COHEN (PROPOSAL NO. 4)


                  On November 29, 1996, the Company borrowed from each of Drs. Robert, Alan and Edward Cohen, on an unsecured basis and for a term of 90 days, the sum of $666,666.67, in exchange for the Company's payment to them of a loan origination fee, in the aggregate amount of $20,000, and interest on said loan, computed at a rate equal to 1% above the prime rate of interest in effect, from time to time, during the term thereof; and on February 27, 1997: (i) the Company repaid to each such individual fifty (50%) percent of the amount then due thereunder; and (ii) each of such individuals orally agreed to extend repayment of the balance of said loan to May 1, 1997. The acceptance of said loan was recommended by the Independent Committee and authorized by the Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) on November 19, 1996 and, in connection therewith, the members thereof (other than Drs. Robert, Alan and Edward Cohen), based upon a recommendation made to them by the Independent Committee, authorized the grant, to each of Drs. Robert, Alan and Edward Cohen, of options, each having a term of five years, to purchase 66,667 shares of the Company's Common Stock at an exercise price equal to the Closing Price of said Common Stock on the date of such grant (November 19, 1996). The grant of such options is subject to the approval of the Company's shareholders (other than Drs. Robert, Alan and Edward Cohen) at the Annual Meeting and will be issued under the 1995 Stock Incentive Plan, provided such shareholders approve of Amendment No. 3 thereto. See "Item 3. APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN (PROPOSAL 3)".

                  As of the date of the Board of Directors' authorization to accept said loan, the members thereof were of the opinion that the Company could not secure such financing from any alternative sources. Accordingly, the Independent Committee was of the opinion that the granting of said options, subject to shareholder approval, was reasonable, in light of the circumstances under which the loan was to be made (ie., on an unsecured basis), as well as the Company's perceived inability to obtain alternative sources for such financing.

Vote Required for Ratification of the Grant of Options to Drs. Robert, Alan and Edward Cohen.

         Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock (other than shares held by any of Drs. Robert, Alan and Edward Cohen) entitled to vote thereon, is necessary for shareholder approval of the grant of the aforesaid options to each of Drs. Robert, Alan and Edward Cohen.

         THE BOARD OF DIRECTORS (WITH DRS. ROBERT, ALAN AND EDWARD COHEN ABSTAINING) RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE GRANTING OF SAID OPTIONS TO EACH OF DRS. ROBERT, ALAN AND EDWARD COHEN.

Item 5.           RATIFICATION OF THE GRANT OF OPTIONS TO MR. JAY FABRIKANT
                  (PROPOSAL NO. 5)


                  On November 19, 1996, the Board of Directors (with Mr. Fabrikant abstaining) authorized the granting of 200,000 stock options to Mr. Jay Fabrikant, a Director of the Company, in exchange for his agreeing to provide assistance to the Company in the development and expansion of its third party, managed care programs. The grant of such options is subject to the approval of the Company's shareholders at the Annual Meeting and, if approved, would: (i) be issued under the 1995 Stock Incentive Plan; (ii) provide for an exercise price equal to the Closing Price of the Company's Common Stock as of the date of grant (November 19, 1996); and (iii) vest one-third immediately and, provided he then continues to provide such services to the Company, one-third each twelve month period thereafter.

                  The Board of Directors believes that it is in the best interests of the Company and its shareholders to obtain such assistance from Mr. Fabrikant and, accordingly, to grant to Mr. Fabrikant such options.

Vote Required for Ratification of the Grant of Options to Mr. Fabrikant.

         Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock (other than shares held by Mr. Fabrikant) entitled to vote thereon is necessary for the ratification of the Board of Directors grant of the aforesaid options to Mr. Fabrikant

         THE BOARD OF DIRECTORS (WITH MR. FABRIKANT ABSTAINING) RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE GRANTING OF SAID OPTIONS TO MR. FABRIKANT.

Item 6. RATIFICATION OF THE GRANT OF OPTIONS TO MEADOWS MANAGEMENT, LLC (PROPOSAL NO. 6)

                  On April 9, 1997, the Independent Committee recommended to the Board, and the Board (with Drs. Robert and Alan Cohen abstaining) authorized the Company to enter into an eight and one-half (8 1/2) month consulting agreement with MML, a limited liability company owned by Drs. Robert and Alan Cohen. Said agreement, which commenced as of April 14, 1997, provides for annual compensation at the rate of Three Hundred Thousand ($300,000) Dollars.

                  In connection with the foregoing, and as requested by Drs. Robert and Alan Cohen, the Independent Committee recommended to the Board, and the Board (with Drs. Robert and Alan Cohen abstaining) authorized the granting, to MML, subject to shareholder approval at the Annual Meeting, of options to purchase 300,000 shares of the Company's Common Stock which options, if so approved, will have a term of ten years and an exercise price equal to the Closing Price of the Company's Common Stock on the date of grant (April 9, 1997). In addition: (i) fifty (50%) percent of such options, if so approved, will be transferrable by MML to each of Drs. Robert and Alan Cohen; and (ii) such options will be issued under the 1995 Stock Incentive Plan, provided such shareholders approve of Amendment No. 3 thereto. See "Item 3. APPROVAL OF AMENDMENT NO. 3 TO THE 1995 STOCK INCENTIVE PLAN (PROPOSAL 3)".

                  The Board of Directors believes that the monetary compensation payable to MML, as described above, is extremely reasonable in light of the services to be provided to the Company by Drs. Robert and Alan Cohen, as the sole owners of MML. Accordingly, the Board also believes that the granting of said options to MML, when coupled with the monetary consideration to be paid to it pursuant to said agreement, is more than reasonable and, as a result, recommends approval of the grant thereof.

Vote Required for Ratification of the Grant of Options to MML.

         Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of the Company's Common Stock (other than shares held by Drs. Robert and Alan Cohen) entitled to vote thereon is necessary for shareholder ratification of the grant of the aforesaid options to MML.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE GRANT OF SAID OPTIONS TO MML.

Item 7.           RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL NO. 7)

                  The Board of Directors has appointed the firm of Deloitte & Touche LLP ("Deloitte"), independent public accountants, as the auditors of the Company for the 1997 fiscal year, subject to the ratification of such appointment by the shareholders at the Annual Meeting. Deloitte has audited the Company's financial statements for the fiscal years ended December 31, 1995 and 1996.

                  Prior to the appointment of Deloitte, Janover Rubinroit, LLC ("Janover Rubinroit") was the principal accountant for the Company that audited the Company's financial statements. In connection with the Company's initial public offering, the Company and its Underwriters agreed that it would be in the best interests of the Company to retain a "big six" accounting firm as the Company's principal accountants, effective for the audit of the Company's financial statements for the fiscal year ended December 31, 1995.

Accordingly, the Audit Committee, on February 23, 1996, determined to engage Deloitte; and on March 4, 1996, Janover Rubinroit's appointment as principal accountant was terminated by the Company and Deloitte was engaged as the Company's principal accountants. Janover Rubinroit will continue to provide certain tax and advisory services to the Company.

                  In connection with the audits of the two fiscal years ended December 31, 1995 and 1996, the Deloitte reports contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 1995 and 1996, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

                  If the foregoing appointment of Deloitte is not ratified by the shareholders, the Board of Directors will appoint other independent accountants whose appointment, for any period subsequent to the Annual Meeting, will be subject to the approval of the Company's shareholders at that Meeting. Pursuant to an agreement, dated December 26, 1995, the Company agreed with the Underwriters that the audit of the Company's financial statements for the year ended December 31, 1995 and each year thereafter through December 31, 1997 would be conducted by a "big six" accounting firm, Grant Thornton, LLC or another nationally recognized accounting firm reasonably satisfactory to the Underwriters. Accordingly, any independent accountants that may be appointed by the Board of Directors during such period, will be appointed subject to such agreement.

                  A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement, should he or she so desire, and to respond to appropriate questions.

Vote Required for Ratification of Appointment of Auditors

         Ratification of the selection of Deloitte, as independent public accountants, will require the affirmative vote of holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote thereon.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                    CERTAIN TRANSACTIONS AND OTHER MATTERS

Fast Cast

         Certain members of the Cohen Family collectively own an approximately 10% interest in Fast Cast, of which Dr. Robert Cohen and Jeffrey Rubin, the husband of Stefanie Cohen Rubin, each serves as a director. Fast Cast sells equipment to produce ophthalmic lenses, which lenses are made from a patented liquid monomer which must also be purchased through Fast Cast. Until February 1, 1997, the Company operated a laboratory at which ophthalmic lenses were manufactured, on Fast Cast equipment, using such patented monomer (see "Transactions with Dura-Lab, Inc."). As of April 1, 1997, the Company had purchased from Fast Cast approximately $267,972 of equipment and molds for use in the Company's
                                    - 29 -

Roslyn ophthalmic laboratory and certain of its retail optical stores, as well as an additional, approximately $453,132 of additional molds and supplies. In addition, as of April 1, 1997, Fast Cast supplied approximately $82,500 of equipment and molds and approximately $77,586 of additional molds and supplies to the Company's franchisees. The Company believes that these transactions were as favorable to the Company as could have been obtained from an unrelated party. Franchisees may, but are not required to, purchase the lens production system from Fast Cast.

Cohen Fashion Optical

         Drs. Robert, Alan and Edward Cohen are officers and directors of CFO and Real Optical Purchasing Corp. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of December 31, 1996, CFO had 65 franchised stores and 28 company-owned stores (including one store operated by an affiliate of CFO); and REAL, which has been in existence since 1984, had five company-owned stores. In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of December 31, 1996, there were 3 Ultimate Spectacle stores located in the State of New York. CFO stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey, New York and Pennsylvania. In the future, Cohen's Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of December 31, 1996, approximately 28 CFO stores were located in the same shopping center or mall as, or in close proximity to, the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near the Company's retail optical stores, thereby competing directly with any of the Company's stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by either Sterling or CFO, which arrangement is anticipated to continue in the future.

Agreements and Transactions Between the Company and the Cohen Family

         In December, 1995, the Company entered into an agreement with CFO for nominal monetary consideration, providing, among other things, that until the earlier of: (i) three years from the date that the first Insight Laser Center is opened; or (ii) the date that the Cohen Family shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will use reasonable efforts to refer, and to cause its franchisees to refer, all of their respective customers who are interested in the PRK procedure exclusively to the Company's Insight Laser Centers, and will not develop any managed eyecare centers offering PRK.

         In addition, such agreement provides that until the earlier of: (i) three years from December 26, 1995; or (ii) the date that the Cohen Family shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will grant to the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores), wherever located; provided, however, that such agreement will not apply to CFO's unaffiliated franchisees or licensees. In connection with this agreement, the

Company appointed the Right of First Refusal Committee. During the fiscal year ended December 31, 1996, CFO, to the best of the Company's knowledge, did not acquire any stores which were subject to the Company's right of first refusal. See "Committees of the Board."

         In September, 1995, CFO assigned its rights to one excimer laser to the Company for nominal consideration, although Sterling reimbursed CFO for all lease payments previously made by CFO with respect to such excimer laser.

         During the fiscal year ended December 31, 1996, CFO has purchased ophthalmic lenses from the Company's ophthalmic laboratory located in Roslyn, New York, in the approximate amount of $13,800. In addition, during the fiscal year ended December 31, 1996, CFO purchased products fabricated from the Company's poster reproduction system in the approximate amount of $20,500. The Company believes that the terms of these transactions were as favorable to the Company as could have been obtained from an unrelated party.

         An entity owned by Drs. Robert, Alan and Edward Cohen is the lessee of an office building located in East Meadow, New York. In April, 1996, the Company relocated all of its corporate offices to this building and subleased approximately 22,000 square feet (approximately 60% of the building), on a "net lease" basis, for a term of ten years at an aggregate base rental (in addition to a pro rata share of the building's real estate taxes and costs of operations) of $221,796 for the first three years, which amount increases gradually over the remainder of the term of the sublease. The balance of the space not utilized by the Company is subleased to CFO and Fast Cast. The Company believes that the Company's rent with respect to such space is equal to the fair market rental value of such space. Such transaction was approved by the Independent Committee on February 23, 1996.

Matter Relating to Robert B. Greenberg

         During 1994, Sterling loaned to Mr. Robert B. Greenberg, a Director and the President and Chief Executive Officer of Sterling, an aggregate of $190,000 at a fluctuating rate of interest equal to the prime rate in effect from time to time. The loan was made in connection with Mr. Greenberg's relocation to New York, when he became President of Sterling. As of December 31, 1996, Mr. Greenberg owed approximately $122,500, plus accrued but unpaid interest of approximately $7,068, on such loans. As part of his 1996 compensation package, the Compensation Committee, in March, 1997: (i) agreed to forgive all interest payable on such loans through December 31, 1996; (ii) agreed to extend the period for the repayment of the principal of said loans over a term of sixty months, commencing February 1, 1997; and (iii) in connection with the foregoing, agreed to reduce the interest thereon to six (6%) percent per annum.


Matter Relating to Joel Gold



         In connection with the Company's issuance and private placement in February, 1997, of its Convertible Debentures, due August, 1998, the Company paid to L.T. Lawrence & Co., Inc. a fee of $480,000. Joel Gold, a Director of the Company, is a Managing Director of L.T. Lawrence & Co., Inc.


Franchise Interest by Certain Members of Management and their Families

         Sebastian Giordano, together with his wife, are the shareholders of Dani-Marc Optical, Inc. ("Dani-Marc"), a former franchisee of the Company. Sterling financed $253,802 (which includes $11,340 of six months of accrued interest) at an interest rate of 12% per annum, of the purchase price of the franchised store in question, the assets of which were purchased by Dani-Marc in August, 1994. Mr. Giordano, together with his wife, and the Company mutually agreed that, on or before June 5, 1996, Dani-Marc would sell its franchise due to Mr. Giordano's prior failure to obtain advance consent from the Company with respect to a transfer of a portion of the equity interests in the franchise as required by the Franchise Agreement. On December 23, 1996, the Company and Dani-Marc entered into various agreements pursuant to which the franchise and sublease for Dani-Marc's store were terminated and Dani-Marc conveyed to the Company all of the assets (other than inventory) located therein, which assets were immediately thereafter sold to another entity which, simultaneously therewith, entered into a franchise agreement for said store.

         Joseph Silver, together with his wife, are the shareholders of RJL Optical, Inc. ("RJL"), a franchisee of the Company. In November, 1995, RJL entered into a management agreement whereby the Company operates such store on behalf of RJL in exchange for the payment of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. In addition, RJL has agreed to sell the assets of, and the franchise for, its Sterling Optical Center at a certain established, minimum purchase price.

         Jeffrey Rubin, the husband of Stefanie Cohen Rubin, a member of the Cohen Family, was, until September 30, 1996, a franchisee of the Company. The Company financed 100% of the purchase price and franchise fee for this store, on a non-recourse basis, at 12% interest per annum and, until September 30, 1996, operated the store, on his behalf, in exchange for the payment of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. On September 30, 1996, Mr. Rubin sold the assets of his Sterling Optical Center to another franchisee of the Company which, simultaneously therewith, entered into a franchise agreement therefor.

American Calling Systems, Inc.

         Drs. Robert Cohen and Alan Cohen and certain of their respective children own approximately 80% of American Calling Systems, Inc. ("ACS"), a sales agent for long distance telephone services. During the fiscal year ended December 31, 1996, ACS received approximately $11,000 in commission payments as a result of payments made by the Company for long distance telephone time. Although the Company derives financial benefit from ACS, it has not determined whether similar or additional benefits would be available from other long distance telephone service providers.

Transactions with Dura-Lab, Inc.

         In February, 1997, the Company, in connection with the closing of its Roslyn, New York laboratory facility, delivered and orally agreed to sublease to Dura-Lab, Inc. ("Dura-Lab"), a company owned, in part, by Jeffrey Cohen, a principal shareholder of the Company and the son of Dr. Robert Cohen, four of its Fast Cast lens manufacturing systems. The rent payable under each such sublease has yet to be agreed upon between the Company and Dura-Lab, although it is anticipated that, due to the age and condition of the systems delivered to Dura-Lab, such rent will be less than the amount of rent payable by the Company under the equipment leases pursuant to which the Company financed the cost of such systems.

         In addition to the foregoing, in March, 1997, the Company commenced purchasing a portion of its ophthalmic lenses from Dura-Lab at prices which the Company believes to be not more than those charged by other distributors of similar type lenses.

Credit Agreement, Stock Pledge and Personal Guarantees

         In connection with the Company's initial public offering, the Company and Chase Manhattan Bank (f/k/a Chemical Bank) executed amendments to the

Revolving Credit and Term Loan Agreement, dated as of April, 1994, as amended, between the Company and Chase Manhattan Bank to, among other things, eliminate the personal guarantees of, and release the pledges of shares of Common Stock held by, Drs. Robert Cohen, Alan Cohen and Edward Cohen and Mr. Neal Polan, the former President of Sterling, with respect to a portion of the indebtedness payable by the Company to Chase Manhattan Bank, in the original principal amount of $2,500,000.


Tax Indemnities

         In connection with the Company's initial public offering, the Company agreed to indemnify the shareholders of the Company immediately prior to the Company's initial public offering for any tax liability arising from a determination, after consummation of the initial public offering, that the Company's reported income was understated for any period prior to the consummation of the initial public offering; provided that such indemnity is limited to an adjustment equal to the amount by which the Company's deferred tax liability is reduced as a result of such determination. Additionally, if and to the extent any shareholder who was a shareholder immediately prior to the Company's initial public offering receives a tax refund as a result of a determination, after consummation of the initial public offering, that the Company's reported income was overstated for any period prior to the consummation of the initial public offering, such shareholder will be required to pay such amount to the Company.

                                   GENERAL

Other Matters

         The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine, in their discretion.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 is being mailed to shareholders together with this Proxy Statement.

Solicitation of Proxies

         The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, Directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

         Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

Shareholder Proposals

         If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: Joseph Silver, not later than May 30, 1997.

                                       By Order of the Board of Directors

                                       By: /s/ Joseph Silver
                                       ---------------------

                                       JOSEPH SILVER,
                                       Secretary

                                                                     Exhibit A

                             SECOND AMENDMENT TO
                           STERLING VISION, INC.'S
                          1995 STOCK INCENTIVE PLAN

         WHEREAS, Sterling Vision, Inc. (the "Company") has adopted its 1995 Stock Incentive Plan (as previously amended, the "1995 Plan");
and

         WHEREAS, pursuant to Section 7.2 of the 1995 Plan, the Company's Board of Directors or Compensation Committee may amend the 1995 Plan, provided, among other things, that such amendment shall be effective only upon approval by the shareholders of the Company where the failure to obtain such approval would increase the limit imposed in Section 2.1 (other than as adjusted due to stock splits and similar transactions) on the maximum number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued upon exercise of an option; and

         WHEREAS, there are currently reserved for issuance under the 1995 Plan 2,000,000 shares of Common Stock; and

         WHEREAS, the Company's Board of Directors deems it in the best interests of the Company to increase the total number of shares of Common Stock reserved for issuance under the 1995 Plan.

         NOW, THEREFORE, by Resolution of the Company's Board of Directors, the 1995 Plan is hereby amended, subject to approval by the Company's shareholders at the 1997 Annual Meeting by eliminating, in its entirety, the second sentence of Section 2.1 thereof and substituting, in lieu thereof, the following:

                           "The maximum aggregate number of such shares which may be issued under the Plan shall be 3,500,000 shares."

                                                                      Exhibit B

                              THIRD AMENDMENT TO
                           STERLING VISION, INC.'s
                          1995 STOCK INCENTIVE PLAN

         WHEREAS, Sterling Vision, Inc. (the "Company") has adopted its 1995 Stock Incentive Plan (as previously amended, the "1995 Plan");
and

         WHEREAS, pursuant to Section 7.2 of the 1995 Plan, the Company's Board of Directors or Compensation Committee may amend the 1995 Plan, provided, among other things, that such amendment shall be effective only upon approval by the shareholders of the Company where the failure to obtain such approval would modify the eligibility requirements of Section 3.1 thereof; and

         WHEREAS, Section 3.1 of the 1995 Plan prohibits the granting of any options thereunder to any member of the Cohen family; and

         WHEREAS, Section 3.1 of the 1995 Plan grants to the Compensation Committee the exclusive power to grant options under the 1995 Plan; and

         WHEREAS, the Company's Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) deems it in the best interests of the Company to authorize the granting of options under the 1995 Plan to members of the Cohen family, provided any such grant is approved by the members of the Company's Independent Committee.

         NOW, THEREFORE, by Resolution of the Company's Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining), Section 3.1 of the 1995 Plan is hereby amended, subject to approval by the Company's shareholders (other than the members of the Cohen family) at the 1997 Annual Meeting, by deleting therefrom, in its entirety, Section 3.1 and by substituting, in lieu thereof, the following:

         "Section 3.1 - Participation

         Consistent with the purposes of the Plan, the Compensation Committee, except as otherwise set forth below, in this Section, with respect to Options to be granted to any member of the Cohen family, shall have exclusive power (except as may be delegated or permitted herein or by the By-Laws of the Company) to select the key employees and, with respect to Non-Statutory Stock Options, other key individuals performing services to the Company, including consultants or independent contractors and others who perform services to the Company, its Subsidiaries and/or its affiliates, who may participate in the Plan and be granted Options under the Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Compensation Committee, in its discretion.

         Notwithstanding the provisions set forth above in this Section, the Independent Committee shall have the exclusive power to select any member of the Cohen family who may participate in the Plan and be granted Options under the Plan."
                                    - 36 -

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           OF STERLING VISION, INC.

            ANNUAL MEETING OF SHAREHOLDERS: FRIDAY, JUNE 20, 1997

         The undersigned shareholder of Sterling Vision, Inc., a New York corporation (the "Company"), hereby appoints Robert Greenberg, Sebastian Giordano and Joseph Silver, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock of Sterling Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 at 9:00 a.m. (local time), on Friday, June 20, 1997, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, "FOR" Proposal No. 4, "FOR" Proposal No. 5, "FOR" Proposal No. 6, and "FOR" Proposal No. 7. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

----------------------------------------------------------------------
                             FOLD AND DETACH HERE

Please mark     /X/
your votes as
indicated in
this example

The Board of Directors recommends a vote FOR Items 1 through 7


                                                                                              FOR    AGAINST   ABSTAIN
Item 1 - ELECTION OF CLASS 2 DIRECTORS  FOR  WITHHELD  ITEM 2-APPROVAL OF AMENDMENT NO.2
                                             FOR ALL        TO THE COMPANY'S 1995
                                                            STOCK INCENTIVE PLAN

NOMINEES:                               |_|    |_|      ITEM 3-APPROVAL OF AMENDMENT NO. 3     |_|   |_|       |_|
Robert Cohen                                                TO THE COMPANY'S 1995
Alan Cohen                                                  STOCK INCENTIVE PLAN
Joel Gold
WITHELD FOR: (Write that nominee's name in the         ITEM 4-APPROVAL OF THE GRANT OF         |_|   |_|       |_|
space provided below).                                      66,667 STOCK OPTIONS TO
                                                            EACH OF DRS. ROBERT, ALAN
                                                            AND EDWARD COHEN

                                                       ITEM 5-APPROVAL OF THE GRANT OF         |_|   |_|       |_|
                                                            200,000 STOCK OPTIONS TO
                                                            JAY FABRIKANT

                                                       ITEM 6-APPROVAL OF THE GRANT OF         |_|   |_|       |_|
                                                            300,000 STOCK OPTIONS TO
                                                            MEADOWS MANAGEMENT, LLC

                                                       ITEM 7-RATIFICATION OF APPOINTMENT      |_|   |_|       |_|
                                                            OF DELOITTE & TOUCHE, LLP


The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the meeting.



Signature:
           ---------------------------------------

Signature:
           ---------------------------------------

Date:
      --------------------------------------------


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                    - 38 -